Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc:

We consent to the incorporation by reference in the registration statement (No. 333-199148) on Form F-3 and the registration statement (No. 333-192810) on Form S-8 of Prudential plc of our report dated 8 April 2014, with respect to the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year ended 31 December 2013, which report appears in the 31 December 2015 annual report on Form 20-F of Prudential plc.

7 April 2016	/s/ KPMG Audit Plc
KPMG Audit Plc London, England